EXHIBIT 99.1

Britton & Koontz Capital Corporation

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	https://www.bkbank.com
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
April 25, 2011	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL REPORTS IMPROVED 1st QUARTER 2011 EARNINGS

Natchez, Mississippi – The Board of Directors of Britton & Koontz Capital Corporation (Nasdaq: BKBK, "B&K Capital" or "the Company") today reported net income and earnings per share for the quarter ended March 31, 2011, of $575 thousand and $.27 per diluted share, respectively, compared to $63 thousand and $.03 per diluted share, respectively, for the quarter ended March 31, 2010.  Annualized returns on average assets and average equity for the quarter ended March 31, 2011, were .61% and 5.80%, respectively, compared to .07% and .63%, respectively, for the same period in 2010.

The increase in earnings in the 1st quarter of 2011 as compared to the same period in 2010 is due to several factors.  During the 1st quarter of 2011, the Company’s provision for loan losses declined $350 thousand from $1.1 million to $750 thousand, while gains on sales of investment securities increased $219 thousand during the same period.  Additionally, earnings in the 1st quarter of 2010 were impacted by a $306 thousand charge incurred after management concluded that the recovery of loan and related late fees previously believed to be recoverable was ultimately uncertain at best.  Finally, as described below, net interest income during the 1st quarter of 2011 decreased $308 thousand compared to the same period in 2010.

Net interest income for the quarter ended March 31, 2011, was $3.1 million compared to $3.4 million for the quarter ended March 31, 2010.  This decline was due primarily to lower average earning assets, offset slightly by lower funding costs of interest bearing liabilities.  Contributing to the lower average earning assets was a $13.3 million decrease in average loans coupled with a small decline in average investment securities offset by increases in average interest bearing cash balances.  Net interest margin declined from 3.74% at March 31, 2010, to 3.44% at March 31, 2011, due to the drop in net interest income.

Non-interest income ended March 31, 2011, at $1.5 million compared to $1.1 million at March 31, 2010.  A total of approximately $11 million of mortgage-backed securities was sold in both quarters, and gains on such sales in the first quarter of 2011 exceeded gains in the corresponding period in 2010 by $219 thousand.  The expansion of the Company’s mortgage department contributed an additional $186 thousand in income from the sale of mortgage loans.

Non-interest expense decreased $393 thousand as compared to the 1st quarter of 2010 and ended the 1st quarter of 2011 at $3.1 million.  The decrease is primarily due to an approximately $306 thousand charge to expense in the 1st quarter of 2010 related to the provision of loan and late fees receivable and higher personnel costs related to the expanded mortgage operations.

Total non-performing assets, which include non-accrual loans, loans past due 90 days or more and other real estate, ended the 1st quarter of 2011 at $12.6 million compared to $11.3 million at December 31, 2010.  The increase is due primarily to one commercial credit in the amount of $1.1 million that was classified as nonaccrual in the 1st quarter of 2011.  Non-performing assets as a percentage of assets increased to 3.31% at March 31, 2011, from 3.01% at December 31, 2010.  The allowance for loan losses ended the 1st quarter of 2011 at $3.1 million, or 1.49% of loans, net of loans held for sale (“LHFS”), compared to $2.4 million, or 1.15% of loans, net of LHFS, at December 31, 2010.  Non-accrual loans increased from $7.5 million at December 31, 2010, to $9.2 million at March 31, 2011 primarily due to the addition of the above mentioned commercial credit, while loans past due 90 days or more were down from $484 thousand at December 31, 2010, to $50 thousand at March 31, 2011.  Other real estate remained the same at $3.3 million at March 31, 2011.

The Bank’s provision for loan losses for the three month period ending March 31, 2010, was decreased to $750 thousand, compared to $1.1 million for the same period in 2010.  The decreased provision was primarily in response to a diminishing level of net charge-offs.  From net charge-offs of $1.8 million in the 1st quarter of 2010, net losses dropped to $518 thousand in the 4th quarter of 2010 and $98 thousand for 1st quarter of 2011.

        Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and three in Baton Rouge, Louisiana, and a loan production office in Central, Louisiana.  As of March 31, 2011, the Company reported assets of $382.0 million and equity of $39.7 million.  The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company.  Total shares outstanding at March 31, 2011, were 2,142,466.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital Corporation and its subsidiaries.  These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act.  Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.
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Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the Three Months
	Ended March 31,
	2011	2010

Interest income	$4,303,497	$4,874,190
Interest expense	1,227,967	1,490,557
Net interest income	3,075,530	3,383,633
Provision for loan losses	750,000	1,099,996
Net interest income after
provision for loan losses	2,325,530	2,283,637
Non-interest income	1,531,309	1,122,842
Non-interest expense	3,133,548	3,526,876
Income before income taxes	723,291	(120,397)
Income taxes	147,871	(183,690)
Net income	$575,420	$63,293

Return on Average Assets	0.61%	0.07%
Return on Average Equity	5.80%	0.63%

Diluted:
Net income per share	$0.27	$0.03
Weighted average shares outstanding	2,137,907	2,131,706

	March 31,	December 31,	March 31,
Balance Sheet Data	2011	2010	2010
Total assets	$381,994,668	$375,419,683	$369,854,661
Cash and due from banks	30,961,369	5,818,853	6,117,260
Investment securities	128,803,724	138,904,366	127,284,279
Gross loans. net of loans held for sale	206,835,643	210,564,816	221,211,246
Deposits-interest bearing	224,846,810	212,662,464	206,048,791
Deposits-non interest bearing	49,320,424	45,880,066	45,683,381
Total deposits	274,167,234	258,542,530	251,732,172
Short-term borrowed funds	17,076,548	24,977,895	27,039,455
Long-term borrowed funds	49,000,000	49,000,000	49,000,000
Stockholders' equity	39,664,425	39,931,973	39,425,757
Book value (per share)	18.51	18.70	18.46
Total shares outstanding	2,142,466	2,135,466	2,135,466

Asset Quality Data
Non-accrual loans	$9,240,708	$7,509,711	$9,335,222
Loans 90+ days past due	81,559	484,154	50,518
Total non-performing loans	9,322,267	7,993,865	9,385,740
Other real estate owned	3,303,189	3,303,189	1,763,965
Total non-performing assets	$12,625,456	$11,297,054	$11,149,705
Total non-performing assets to average assets	3.34%	3.00%	2.92%
Net chargeoffs - ytd	$98,242	$3,133,599	$1,833,337
YTD net chargeoffs as a percent of average net loans	0.05%	1.42%	0.82%